July 24, 2007

Dear Members:

The Board of Directors of the Federal Home Loan Bank of Chicago today declared a cash dividend at an annualized rate of 2.80 percent, based on the Bank's preliminary financial results for the second quarter of 2007. The dividend will be paid by crediting your account on August 15, 2007.

We will report our final second quarter results in our Form 10-Q, which we will file with the Securities and Exchange Commission on or about August 14, 2007.

As always, the Board of Directors and I thank you for your continuing membership in the Federal Home Loan Bank of Chicago. If you have any questions, please feel free to contact your Relationship Banker, Charles A. Huston, our Executive Vice President of the Banking Group, or me.

Sincerely,

Mike Thomas

President and CEO